Exhibit 99

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel Senior Vice President and Chief Financial Officer (276) 629-6614 – Investors

For Immediate Release	Jay S. Moore Director of Communications (276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal First Quarter Results

(Bassett, Va.) – March 31, 2016 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended February 27, 2016.

Fiscal 2016 First Quarter Highlights

●

Consolidated sales were $106.9 million for the first quarter of 2016 compared to $92.8 million for the first quarter of 2015, an increase of 15%. Excluding the sales from Zenith Freight Lines, LLC (“Zenith”), which was acquired late in the first quarter of fiscal 2015, consolidated sales increased 3.2%.

●

Operating income for the quarter was $5.8 million or 5.4% of sales as compared to $2.9 million or 3.1% of sales for the prior year quarter. Excluding the effects of Zenith, operating income would have been $5.0 million or 5.5% of sales, for the first quarter of 2016. Zenith’s impact on operating income for the first quarter of 2015 was not significant.

●

Wholesale sales were $59.6 million for the first quarter of 2016 compared to $58.8 million for the first quarter of 2015, an increase of 1.3%. Wholesale operating profit was $4.4 million or 7.4% of sales as compared to $2.9 million or 5.0% of sales for the prior year quarter.

●

Company-owned store sales increased 7.7%, including a comparable store sales increase of 6.1%, compared to the prior year quarter. Comparable store operating income was $0.8 million or 1.4% of sales for the current year quarter as compared to $0.1 million or 0.3% of sales for the prior year quarter. Total retail operating income was $0.3 million or 0.5% of sales for the quarter as compared to an operating loss of $42 thousand for the prior year quarter.

●	Zenith generated operating income of $0.7 million on sales of $24.7 million or 3.0% of sales for the first quarter of 2016.
●

Net income for the quarter was $3.2 million, or $0.30 per diluted share, as compared to $6.0 million, or $0.56 per diluted share, for the prior year quarter, which included a one-time pre-tax gain of $7.2 million related to the acquisition of Zenith. Excluding the gain, net income for the first quarter of 2015 would have been $1.5 million, or $0.14 per diluted share.

“We were pleased with posting a 101% increase in operating income for the first quarter of fiscal 2016,” commented Robert H. Spilman, Jr, Chairman and Chief Executive Officer. “Despite volatility in the U.S. equities markets and adverse weather conditions during our important President’s Day sale period, all of our operating segments posted sales increases and significant gains in profitability compared to last year. Although there is an element of uncertainty permeating the retail environment at the moment, we remain generally optimistic about our prospects for the year. We continue to improve and expand our retail network, form relationships with like-minded independent furniture dealers, and focus on all aspects of our product assortment in pursuit of additional gains in market share. To support future growth, we began production at our new upholstery factory in Texas, upgraded our trucking fleet, and purchased new machinery in both of our domestic wood manufacturing facilities during the quarter.”

Wholesale Segment

Net sales for the wholesale segment were $59.6 million for the first quarter of 2016 as compared to $58.8 million for the first quarter of 2015, an increase of $0.8 million or 1.3%. Increased wholesale shipments to the Bassett Home Furnishings store network were partially offset by decreases in sales to the open market (outside the Bassett Home Furnishings store network). The decrease in the sales to the open market was due to lower sales of the HGTV Home Collections brand which was discontinued late in 2015. Gross margins for the wholesale segment increased to 34.0% for the first quarter of 2016 from 32.0% for the first quarter of 2015, driven largely by higher margins in the domestic upholstery operation from improved pricing strategies and improved margins in the import wood operation from lower levels of discounting. Wholesale SG&A for the first quarter of 2016 was unchanged from the prior year period at $15.9 million. SG&A as a percentage of sales decreased to 26.6% as compared to 27.0% for the first quarter of 2015. This decrease in SG&A as a percentage of sales was primarily driven by lower spending in various sales and marketing activities and other fixed costs. Operating income was $4.4 million or 7.4% of sales as compared to $2.9 million or 5.0% of sales in the prior year.

“Wholesale segment sales grew modestly by 1.3% as wood product sales grew by 9.4% while upholstery shipments declined by 2.9%,” continued Spilman. “Wood sales were driven by growth in our recently introduced domestic Bench Made product line and by increases in shipments of our imported wood products, both of which more than offset the discontinuance of our open market HGTV Home Furniture Collections at the end of fiscal 2015. Domestic upholstery shipments grew by 4% but were offset by a planned decline in imported leather upholstery sales as we shifted part of this production back to the U.S. Looking at the year ahead, we plan to further leverage our domestically produced custom furniture positioning by expanding our Bench Made line into the occasional, home entertainment, and bedroom categories. As previously discussed, we also plan to allocate more retail space to the upholstery category in general, specifically in the form of sectional configurations that cater to the open floor plans that characterize a large segment of U.S. residential architecture today. Another important initiative that should benefit upholstery sales is the expansion of our HGTV Design Studio into the open market. This successful concept that has propelled our retail sales since 2012 debuted in targeted independent retailer trading areas in 2015 and will be a strong focus for us this year as we build on the 135 locations that have already opened. Despite a slower growth rate than we have experienced over the past several quarters and the initial start-up costs associated with our new upholstery facility, we were pleased to increase wholesale segment profitability by 50% compared to last year’s first quarter.”

Retail Segment

Net sales for the 59 Company-owned Bassett Home Furnishings stores were $61.6 million for the first quarter of 2016 as compared to $57.2 million for the first quarter of 2015, an increase of $4.4 million or 7.7%. The increase was primarily due to a $3.4 million or 6.1% increase in comparable store sales.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores decreased by 0.9% for the first quarter of 2016 as compared to the first quarter of 2015.

The consolidated retail operating profit for the first quarter of 2016 was $0.3 million as compared to a loss of $42 thousand for the first quarter of 2015, an improvement of $0.4 million. The 58 comparable stores generated operating income of $0.8 million for the quarter, or 1.4% of sales, as compared to $0.1 million, or 0.3% of sales, for the prior year quarter. Gross margins for comparable stores were 49.6% for the first quarter of 2016 compared to 50.4% for the first quarter of 2015.  Lower gross margins were due primarily to two store closing sales that began in the first quarter of 2016 and will be completed during the second quarter. Also, Corporate Retail experienced increased clearance activity in reducing imported wood furniture placements to make room for more upholstery on its retail floors. SG&A expenses for comparable stores increased $0.5 million to $28.7 million or 48.2% of sales as compared to 50.1% of sales for the first quarter of 2015. The decrease in SG&A as a percentage of sales is primarily due to greater leverage of fixed costs due to higher sales volumes for the comparable stores.

“Comparable store delivered sales increased by 6.1% for the quarter,” added Spilman. “Comparable store written sales, however, decreased by 0.9%. As usual, there is an abundance of activity taking place within our corporate store network. Continuing with the upgrading of our real estate portfolio, we closed one former legacy licensee location that was acquired in 2009 and began the process to close two others in the second quarter. Construction on our new Sterling, Va., store was winding down at the end of the quarter in anticipation of a mid-April opening. Build-out of our Hunt Valley, Md., location should begin in the second quarter with an opening planned by the end of the year. Site selection on future new locations in the Los Angeles, Philadelphia, and New York City metro markets were finalized during the quarter as well. These are important commitments to top 10 MSAs that have required many months of due diligence and should generate unit sales volumes that are comparable to the best stores in our network. We are fully engaged in researching a number of additional sites with the stated goal of opening three to five new locations (net of closings and relocations) over the next five years.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 91 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first fiscal quarter of 2016, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - unaudited

(In thousands, except for per share data)

	Quarter Ended
	February 27, 2016		February 28, 2015
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$92,402		$89,548
Logistics	14,471		3,259
Total sales revenue	106,873	100.0%	92,807	100.0%

Cost of furniture and accessories sold	41,986	39.3%*	41,930	45.2%

Selling, general and administrative expenses excluding new store pre-opening costs	58,957	55.2%*	47,475	51.2%
New store pre-opening costs	139	0.1%	-	0.0%
Lease exit costs	-	0.0%	419	0.5%
Asset impairment charges	-	0.0%	106	0.1%
Income from operations	5,791	5.4%	2,877	3.1%

Remeasurement gain on acquisition of affiliate	-	0.0%	7,212	7.8%
Other loss, net	(657)	-0.6%	(622)	-0.7%
Income before income taxes	5,134	4.8%	9,467	10.2%

Income tax provision	1,900	1.8%	3,511	3.8%
Net income	$3,234	3.0%	$5,956	6.4%

Basic earnings per share	$0.30		$0.57

Diluted earnings per share	$0.30		$0.56

* Because it is a service company, all operating costs for Zenith are included in consolidated Selling, general and administrative expenses. The acquisition of Zenith has the effect of reducing consolidated Cost of furniture and accessories sold as a percentage of sales and increasing Selling, general and administrative expenses as a percentage of sales as compared to the prior year. For comparative purposes only, Cost of furniture and accessories sold would have been 45.4% and 46.8% and Selling, general and adminstrative expenses would have been 48.9% and 49.4% of sales for the quarter and year ended November 28, 2015, respectively, excluding the effects of Zenith.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	February 27, 2016	November 28, 2015
Assets
Current assets
Cash and cash equivalents	$25,113	$36,268
Short-term investments	23,125	23,125
Accounts receivable, net	19,741	21,197
Inventories, net	57,539	59,896
Other current assets	8,124	6,798
Total current assets	133,642	147,284

Property and equipment, net	101,810	96,104

Other long-term assets
Deferred income taxes, net	12,634	13,471
Goodwill and other intangible assets	17,601	17,682
Other	7,967	8,002
Total long-term assets	38,202	39,155
Total assets	$273,654	$282,543

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$20,234	$20,916
Accrued compensation and benefits	11,472	14,345
Customer deposits	23,284	23,999
Dividends payable	-	2,184
Current portion of long-term debt	5,855	5,273
Other accrued liabilities	10,191	13,133
Total current liabilities	71,036	79,850

Long-term liabilities
Post employment benefit obligations	12,674	12,694
Long-term debt	7,793	8,500
Other long-term liabilities	3,918	4,133
Total long-term liabilities	24,385	25,327

Stockholders’ equity
Common stock	54,463	54,580
Retained earnings	123,176	120,904
Additional paid-in-capital	3,215	4,560
Accumulated other comprehensive loss	(2,621)	(2,678)
Total stockholders' equity	178,233	177,366
Total liabilities and stockholders’ equity	$273,654	$282,543

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Quarter Ended
	February 27, 2016	February 28, 2015
Operating activities:
Net income	$3,234	$5,956
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,817	2,146
Equity in undistributed income of investments and unconsolidated affiliated companies	-	(220)
Non-cash asset impairment charges	-	106
Non-cash portion of lease exit costs	-	419
Remeasurement gain on acquisition of affiliate	-	(7,212)
Deferred income taxes	803	4,278
Other, net	294	549
Changes in operating assets and liabilities
Accounts receivable	1,509	1,021
Inventories	2,357	(4,404)
Other current and long-term assets	(1,326)	(2,325)
Customer deposits	(715)	3,122
Accounts payable and accrued liabilities	(6,553)	(4,341)
Net cash provided by (used in) operating activities	2,420	(905)

Investing activities:
Purchases of property and equipment	(8,568)	(3,918)
Proceeds from sale of retail real estate and property and equipment	20	-
Cash paid for business acquisition, net of cash acquired	-	(7,374)
Capital contribution to affiliate	-	(1,345)
Net cash used in investing activities	(8,548)	(12,637)

Financing activities:
Cash dividends	(3,146)	(2,923)
Proceeds from the exercise of stock options	-	1,410
Other issuance of common stock	84	85
Repurchases of common stock	(1,774)	(191)
Excess tax benefits from stock-based compensation	-	456
Repayments of notes payable	(4,395)	(372)
Proceeds from equipment loans	4,204	660
Net cash used in financing activities	(5,027)	(875)
Change in cash and cash equivalents	(11,155)	(14,417)
Cash and cash equivalents - beginning of period	36,268	26,673
Cash and cash equivalents - end of period	$25,113	$12,256

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter Ended
	February 27, 2016	February 28, 2015
Net Sales
Wholesale	$59,576	$58,805
Retail - Company-owned stores	61,595	57,183
Logistical services	24,679	5,999
Inter-company eliminations:
Furniture and accessories	(28,769)	(26,440)
Logistical services	(10,208)	(2,740)
Consolidated	$106,873	$92,807

Operating Income (Loss)
Wholesale	$4,398	$2,927
Retail	316	(42)
Logistical services	744	(8)
Inter-company elimination	333	525
Lease exit costs	-	(419)
Asset impairment charges	-	(106)
Consolidated	$5,791	$2,877

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Rollforward of BHF Store Count

	November 28,			February 27,
	2015	Opened*	Closed*	2016

Company-owned stores	60	-	(1)	59
Licensee-owned stores	33	-	(1)	32

Total	93	-	(2)	91

* Does not include openings and closures due to relocation of existing stores within a market.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--unaudited

(In thousands)

	58 Comparable Stores
	Quarter Ended		Quarter Ended
	February 27, 2016		February 28, 2015
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$59,660	100.0%	$56,256	100.0%

Cost of sales	30,098	50.4%	27,907	49.6%

Gross profit	29,562	49.6%	28,349	50.4%

Selling, general and administrative expense*	28,727	48.2%	28,201	50.1%

Income from operations	$835	1.4%	$148	0.3%

	All Other Stores
	Quarter Ended		Quarter Ended
	February 27, 2016		February 28, 2015
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$1,935	100.0%	$927	100.0%

Cost of sales	1,217	62.9%	493	53.2%

Gross profit	718	37.1%	434	46.8%

Selling, general and administrative expense	1,098	56.7%	624	67.3%
Pre-opening store costs**	139	7.2%	-	0.0%

Loss from operations	$(519)	-26.8%	$(190)	-20.5%

*	Comparable store SG&A includes retail corporate overhead and administrative costs.
**	Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possesion and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.